Exhibit 10.1
PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is made as of October 10, 2018 (the "Effective Date"), by and among GrowLife, Inc., a Delaware corporation ("Buyer") on the one hand, and EZ Clone Enterprises, Inc.., a California corporation (the "Company"), Brad Mickelsen, individually and in his capacity as a shareholder ("Mr. Mickelsen") and William Blackburn, individually and in his capacity as a shareholder ("Mr. Blackburn") Mr. Mickelsen and Mr. Blackburn sometimes individually referred to as a "Seller" and collectively as the "Sellers." The Buyer and Sellers may hereinafter be referred independently as "Party" or collectively as the "Parties". Capitalized terms used herein are defined in the text.

RECITALS

WHEREAS, Sellers own all right, title, and interest in the issued and outstanding shares of capital stock of the Company (the "Shares").

WHEREAS Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Shares all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

AGREEMENT

ARTICLE I
PURCHASE AND SALE OF SHARES; CONSIDERATION

1.01.
Purchase and Sale of Shares on the Effective Date and at the First Closing.

(a)           On the terms and subject to the conditions set forth in this Agreement, at the First Closing (as defined herein), Sellers will sell, transfer and deliver to Buyer, and Buyer will purchase and accept from Sellers, all of Seller's rights, title and interest in and to Twenty Five Thousand and Five Hundred (25,500) Shares held by Sellers’ (the "Initial Shares") which represents fifty–one percent (51%) of the total issued and outstanding stock of the Company, free and clear of any liens, claims, charges, restrictions, obligations, and encumbrances.

(b)
In consideration for the sale and delivery to Buyer of the Initial Shares, Buyer agrees to pay an aggregate Two Million Forty Thousand Even Dollars ($2,040,000), payable as follows: (i) a cash payment equal to Six Hundred Forty–Five Thousand Even Dollars ($645,000) by wire transfer of immediately available funds which shall be allocated in the form and amounts as set forth on Schedule 1.02, and (ii) One Hundred Seven Million Three Hundred Seven Thousand Six Hundred Ninety–Two (107,307,692) restricted shares of Buyer’s common stock, at a price of $0.013 per share, which equates to an aggregate value of One Million Three Hundred Ninety–FiveThousand Even Dollars ($1,395,000) (collectively, the "First Closing Purchase Price").

1.02.
Purchase and Sale of Shares at Second Closing. Subject to completion of the First Closing, Buyer shall have the obligation to acquire the remaining forty–nine percent (49%) ownership interest in Seller for a period of twelve (12) months after First Closing Date, within which to acquire the remaining forty-nine (49%) percent, as follows:

(a)
On the terms and subject to the conditions set forth in this Agreement, at the Second Closing, the Sellers will sell, transfer and deliver to Buyer, and Buyer will purchase and accept from the Sellers, all of the Sellers' rights, title and interest in and to the remaining Shares held by the Sellers as identified on Schedule 1.02 attached hereto (the "Second Closing Shares"), free and clear of any any liens, claims, charges, restrictions, obligations, and encumbrances.

(b)
In consideration for the sale and delivery to Buyer of the Second Closing Shares at the Second Closing, Buyer agrees to pay to the Sellers an aggregate purchase price of One Million Nine Hundred Sixty Thousand Even Dollars ($1,960,000) payable as follows: (i) a cash payment equal to Eight Hundred Fifty–Five Thousand Even Dollars ($855,000) to be allocated in the form and amounts as set forth in Schedule 1.02 attached hereto; and (ii) Eighty – Five Million (85,000,000) shares of Buyer’s common stock, at a price of 0.013 per share, which equates to an aggregate value of One Million One Hundred Five Thousand Even Dollars ($1,105,000) (collectively, the "Second Closing Purchase Price"). in the form and amounts as are set forth on Schedule 1.02.

1.03           Allocation of Purchase Price. The Parties agree the First Closing Purchase Price and Second Closing Purchase Price shall be allocated consistent (across two (2) tax periods) with the schedule set forth on Schedule 1.02. The Parties agree that this allocation was arrived at by arm's length negotiation between them and that no Party will take a position on any income tax return, before any Governmental Authority, that is inconsistent with such allocation without the prior written consent of the other Parties.

(a)           Working Capital Contribution. As part of and included in the Purchase Price at the First Closing and Second Closing, as set out in Schedule 1.02, Buyer will have made a capital contribution in respect of the securities owned by the Buyer in the Company in an amount equal to One Hundred Fifty Thousand Even Dollars ($150,000) and One Hundred Thousand Even Dollars ($100,000), respectively, payable by wire transfer of immediately available funds, on or before each respective Closing Date. The capital contributions shall be used by the Company solely for working capital purposes.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and each of the Sellers hereby represent and warrant to Buyer as follows as of the Effective Date, as of the First Closing Date and as of the Second Closing Date, except as specifically set forth in the Disclosure Letter to be delivered separately by the Company to the Buyer within ten (10) business days the Effective Date, dated as of the Effective Date, and updated if necessary at least two (2) business days before each of the First Closing and Second Closing (referring to the appropriate section numbers) (the "Disclosure Letter"):

2.01.
Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its business makes such qualification necessary, except to the extent that the failure to be so qualified, individually or in the aggregate, has not resulted in and is not reasonably likely to result in a Material Adverse Effect, and all of such jurisdictions are listed in Section 2.01 of the Disclosure Letter. As used in this Agreement, "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, financial condition or prospects of the Company or (b) the ability of any Seller to perform his obligations under the Transaction Documents. Without limiting the generality of the foregoing, a Material Adverse Effect will be deemed to have occurred if any event occurs or condition exists which results in a loss to or liability of the Company of $50,000 or more.

2.02.
Power and Authority. The Company has the corporate power and authority to own its assets and to conduct its business as presently conducted and as presently planned to be conducted and to execute, deliver and perform the Transaction Documents to which it is a party.

2.03.
Execution and Enforceability. This Agreement has been, and on the applicable Closing Date the other Transaction Documents to which it is a party will be, duly and validly authorized by all necessary action on the part of the Company. This Agreement has been, and on the applicable Closing Date the other Transaction Documents to which it is a party will be, validly executed and delivered by the Company and constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

2.04.
No Breach, Default, Violation or Consent. Except for the Consents identified on Section 2.04 of the Disclosure Letter (the "Required Consents"), the execution, delivery and performance by the Company and the Sellers of the Transaction Documents to which it or he is a party do not and will not:

(a)
violate the Company's articles of incorporation, as amended to date, or bylaws;

(b)
materially breach or result in a material default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any Consent under, result in the creation of any Lien on the assets of the Company or Sellers under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any contract, agreement, lease, license, indenture, commitment, purchase order or other legally binding business arrangement, whether written, oral or implied, relating to the Company or any of its assets (collectively, the "Business Agreements") or any material agreement to which the Company is a party or by which the Company or any of their respective assets is bound;

(c)
breach or otherwise violate any order, writ, judgment, injunction or decree issued by any Governmental Entity (each a "Governmental Order") which names the Company or is directed to the Company or any of its respective assets;

(d)
violate any law, rule, regulation, ordinance or code of any Governmental Entity (each a "Governmental Rule"); or

(e)
require any approval, consent, license, permit, order, ratification, waiver or authorization ("Consent") of, or exemption or other action by, any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity, including any Governmental Entity ("Person").

2.05.
Ownership and Control.

(a)
The authorized capital stock of the Company consists of one hundred thousand (100,000) shares of common stock, of which fifty thousand (50,000) shares of common stock are issued and outstanding (the "Shares"). All Shares have been duly authorized and validly issued and are fully paid and non-assessable, and were not issued in violation of or subject to any preemptive right or other rights to subscribe for or purchase shares created by statute, the articles of incorporation of the Company or any other agreement to which the Company is a party or by which it is bound. Schedule 1.02 sets forth the names and the number of shares held by each of the Sellers of the Company. No issued and outstanding shares of the capital stock of the Company are owned by anyone other than the Sellers. Each of the Sellers owns and has good and marketable title to all of the Shares opposite his name. Except as set forth in Section 2.05(a) of the Disclosure Letter, all Shares were issued in compliance with applicable securities laws. Immediately following the First Closing, the Buyer shall own the Initial Shares, free and clear of all Liens. Second Closing, the Buyer shall own all of the Shares, free and clear of all Liens.

(b)
Except as set forth in Section 2.05(b) of the Disclosure Letter, the Company does not have any stock option plans. Except as set forth in Section 2.05(b) of the Disclosure Letter, there are no outstanding (i) options, warrants, convertible securities, calls, preemptive rights, rights of first refusal, agreements or other rights to which the Company is bound obligating the Company to issue, deliver, purchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed any of the shares of the Company's capital stock (collectively, "Rights"), or (iii) options, warrants, sale agreements, shareholder agreements, pledges, proxies, voting trusts, powers of attorney, restrictions on transfer or other agreements or instruments which are binding on the Company and which relate to the ownership, voting or transfer of any of the Company's capital stock.

(c)
The Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares in the capital or any interest in, or control (directly or indirectly) of, any other corporation, partnership, association, joint venture or other business entity.

2.06.
Financial Matters.

(a)
The books of account and other financial records of the Company, all of which have been made available to Buyer, are correct and complete in all material respects, represent actual, bona fide transactions and have been maintained in accordance with sound business and accounting practices. Each transaction is properly and accurately recorded in the books and records of the Company, and each document upon which entries in the Company's books and records are based is correct and complete in all respects. The Company maintains an adequate system of internal accounting controls and does not engage in or maintain any off-the-books accounts or transactions.

(b)
Attached as Section 2.06(b)(i) of the Disclosure Letter are correct and complete copies of (i) the Company's most recent unaudited balance sheets and statements of income, retained earnings and cash flows as of and for its fiscal years ended December 31, 2016 and December 31, 2017, and (ii) the Company's unaudited interim consolidated balance sheets and statements of income, retained earnings and cash flows as of and for the eight months ended August 31, 2018 (the "Current Financial Statements" and, together with the items described in clause (i) above, the "Financial Statements"). The Financial Statements fairly present the financial condition of the Company as at the end of the periods covered thereby and the results of its operations and the changes in its financial position for the periods covered thereby, and were prepared on a cash accrual basis.

(c)
Except as and to the extent otherwise disclosed in the Current Financial Statements or on Section 2.06(c) of the Disclosure Letter, the Company has no material liabilities of any kind, whether direct or indirect, fixed or contingent or otherwise, other than (i) executory obligations under Business Agreements which are not required to be set forth in the Current Financial Statements in accordance with modified accrual principles consistently applied and (ii) liabilities incurred in the ordinary course of business since August 31, 2018 (the "Financial Statement Date"). As used in this Agreement, an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" of such Person only if that action (A) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, (B) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature and (C) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

(d)
The Company is not insolvent and will not be rendered insolvent by the consummation of the transactions contemplated by the Transaction Documents

2.07.
Tax Matters.

(a)
The Company has, duly and timely filed all federal, state and local (United States and all foreign jurisdictions) tax returns required to be filed by it ("Tax Returns") (unless a valid extension therefore has been granted). Each such Tax Return has been prepared in compliance with applicable law and regulations, and, except as set forth on Section 2.07(a) of the Disclosure Letter, all such Tax Returns are true, complete and correct in all material respects. The Company has duly and timely paid or made adequate provision for the payment of all taxes, assessments and other governmental charges which have been incurred by the Company as set forth in the Tax Returns or are otherwise due and payable by the Company with respect to periods ending on or prior to the Effective Date. The Company has withheld and paid all taxes to the appropriate Governmental Entities required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contract, creditor, stockholder or other third party. All sales taxes required to be collected and remitted by the Company with respect to periods ending on or prior to the Effective Date have been (or will be) properly collected and remitted. All necessary sales tax exemption certificates have been obtained by the Company and all such certificates have been properly completed and maintained. No Tax Return is under audit or examination by any taxing authority and there are no applications or agreements for the extension of the time for the filing of any Tax Return or for the assessment of any amounts of tax nor any consent to an extension of the period of limitations applicable to such assessment or to the collection of any tax. No issue or issues have been raised in connection with any prior inquiry into, or audit of, any tax filings of the Company which may reasonably be expected to be raised in the future by such taxing authorities and to the Company's and the Sellers’ knowledge, no facts exist or have existed which would constitute grounds for the assessment of any further tax liabilities, which individually or in the aggregate are material. The Company has made available to the Buyer true and complete copies of all federal, state and local (United States and foreign) income Tax Returns which it has filed for each of the past three (3) fiscal years together with copies of all schedules, work papers, elections, tax depreciation schedules and other documents which were used in the preparation of each such Tax Return. There are no liens for taxes upon the assets of the Company except for liens for taxes not yet due.

 (b)
There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to taxes (including any advance pricing agreement, closing agreement or other arrangement relating to taxes) that will require any payment by the Company. The Company (A) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (B) has no liability for taxes of any person other than the Company under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise. The Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code Section 6662.

(c)
As used herein, "taxes" means (a) all net income, gross income, gross receipts, sales, use, transfer, franchise, profits, withholding, payroll, employment, excise, severance, property or windfall profits taxes, or other taxes of any kind whatsoever, together with any interest, penalties or additional amounts imposed by any taxing authority (domestic or foreign).

2.08.
Litigation. Except as otherwise disclosed on Section 2.08(a) of the Disclosure Letter, there is no pending or, to the Company's or the Sellers’ knowledge, threatened, investigation, action, claim, demand or proceeding against the Company or its assets by or before any Governmental Entity, arbitrator, mediator or other tribunal, and neither the Company nor the Sellers have any knowledge of a reasonable basis for any such investigation, action, claim, demand or proceeding. Section 2.08(b) of the Disclosure Letter sets forth a correct and complete list of each investigation, action and proceeding (a) described in the preceding sentence or (b) in which the Company is the plaintiff or initiating party, together with the parties thereto, the alleged basis therefor, the relief sought therein and the current status thereof.

2.09.
Absence of Certain Changes and Events. Since August 31, 2018, there has not been any Material Adverse Effect. Except as otherwise disclosed on Section 2.09 of the Disclosure Letter, since the Financial Statement Date:

(a)
the Company has not borrowed any amount or incurred or become subject to any material liabilities, except liabilities incurred in the ordinary course of business, liabilities under contracts entered into in the ordinary course of business and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements;

(b)
the Company has not mortgaged, pledged or subjected to any Lien, any portion of its assets, except Liens for current property taxes not yet due and payable;

(c)
the Company has not sold, leased, licensed, assigned or transferred any portion of its properties or assets, or any interest therein;

(d)
the Company has not written off as uncollectible any of the Receivables, or written down the value of any of its assets or properties, except in each case in the ordinary course of business and at a rate no greater than during the 12-month period ending on the Financial Statement Date;

(e)
the Company has not suffered any material losses, waived any rights of material value or permitted any such rights to lapse;

(f)
the Company has not issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities or any other Rights, or any bonds or debt securities;

(g)
Except for the Dividends or any distributions identified on Section 2.09 of the Disclosure Letter, the Company has not declared or paid any dividends or made any distributions on the Company's capital stock or other equity securities or redeemed or purchased any shares of the Company's capital stock or other equity securities;

(h)
the Company has not made any capital expenditures or commitments exceeding $50,000 per expenditure or commitment except in the ordinary course of business;

(i)
the Company has not entered into any material agreement, contract, lease, or license outside the ordinary course of business;

(j)
the Company has not had accelerated, terminated, made modifications to, or cancelled any material agreement, contract, lease, or license involving more than $50,000 individually to which the Company is a party or by which any of them is bound;

(k)
the Company has not made any capital investment in or any loan to any Person;

(l)
the Company has not granted any license or material sublicense of any rights under or with respect to any Intellectual Property except in the ordinary course of business;

(m)
the Company has not made or authorized any change in the charter or bylaws of any of the Company;

(n)
the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

(o)
the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or made any modification to the terms of any existing such contract or agreement except in the ordinary course of business;

(p)
the Company has not granted any bonus to or increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business;

(q)
the Company has not adopted, amended, made any modification to, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other employee benefit plan) except as required under applicable law or in the ordinary course of business;

(r)
the Company has not made any other material change in employment terms for any of its directors, officers, and employees outside the ordinary course of business;

(s)
the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 individually or outside the ordinary course of business;

(t)
the Company has not entered into any other material transaction, except in the ordinary course of business;

(u)
the Company has not experienced or incurred any casualty, loss or damage with respect to any of the Company's assets, whether or not covered by insurance;

(v)
no executive officer or key employee of the Company has left his or her employment or service with the Company;

(w)
the Company has not introduced any material change with respect to its business, including without limitation with respect to the products or services it sells, the areas in which such products or services are sold, its methods of providing such products or services, its marketing techniques or its accounting methods;

(x)
the Company has not changed any of its accounting methods or practices (including any change in depreciation or amortization policies or rates) nor revalued any of its properties or assets other than depreciation or amortization in accordance with modfied accrual principles consistently applied and reflected in the Financial Statements; and

(y)
neither the Company nor the Sellers has entered into any agreement (in writing or otherwise) to take any actions referred to in subsections (a) through (x) above.

2.10.
[Reserved].

2.11.
Constituent Documents and Governmental Rules. The Company is in compliance with (a) its charter and bylaws (correct and complete copies of which have been delivered to Buyer) and (b) all Governmental Rules applicable to the Company or its business or assets.

2.12.
Governmental Orders. Section 2.12 of the Disclosure Letter sets forth a correct and complete list of all Governmental Orders which name the Company or are directed to the Company or any of its assets, together with the governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, agency, bureau, body or entity of the United States of America or any state, country, municipality or other public subdivision located therein (each, a "Governmental Entity") who issued the same and the subject matter thereof. The Company is in compliance with all such Governmental Orders.

2.13.
Business Permits. Section 2.13 of the Disclosure Letter sets forth a correct and complete list of all governmental permits, licenses, franchises, certificates, authorizations, Consents and approvals which have been obtained by the Company and are currently in effect (collectively, the "Business Permits") and indicates for each whether any Consent or other action is required in order for the same to remain in full force and effect following the Closing. Such Business Permits have been validly acquired, are in full force and effect and represent all governmental permits, licenses, franchises, certificates, authorizations, Consents and approvals necessary under applicable Governmental Rules for the Company to conduct its business as currently conducted and to own, occupy or use its assets. No violations have been recorded against any such Business Permit, no citation, notice or warning has been issued by any Governmental Entity with respect to any such Business Permit, no investigation or hearing has been held by or before any Governmental Entity with respect to any such Business Permit, the Company has not received any notice from any Governmental Entity that it intends to cancel, revoke, terminate, suspend or not renew any such Business Permit and neither the Company nor the Sellers have any knowledge of any basis for any of the foregoing. The Company is in compliance with all such Business Permits, except for such non-compliance as, individually or in the aggregate, is not likely to have a Material Adverse Effect.

2.14.
[Reserved].

2.15.
Real Property.

(a)
Section 2.15(a)(i) of the Disclosure Letter sets forth a correct and complete list of all real property owned by the Company (collectively, the "Owned Real Property"). Section 2.15(a)(ii) of the Disclosure Letter sets forth a correct and complete list of all leases, subleases and other material agreements or rights pursuant to which any Person has the right to occupy or use any Owned Real Property.

(b)
Section 2.15(b) of the Disclosure Letter sets forth a correct and complete list of (i) all real property leased or licensed by the Company (collectively, "Leased Real Property" and, together with Owned Real Property, the "Real Property") and (ii) all leases, subleases and other material agreements or rights pursuant to which the Company has the right to occupy or use any Leased Real Property, together with the names of the lessors or other grantors thereunder, the location of the property covered thereby, the annual rental or other consideration payable thereunder and the duration thereof, including any renewal options. All such leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not under any such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default). The Company has a valid leasehold interest in the Leased Real Property, free and clear of any Liens, any enjoys peaceful and undisturbed possession thereof.

(c)
Except as otherwise disclosed on Section 2.15(c) of the Disclosure Letter, all buildings and other improvements located on the Real Property (including without limitation all water, sewer, gas, electrical, information technology, communications and HVAC systems servicing the same) are in good repair and operating condition and are suitable for the purposes for which they are used.

(d)
All buildings and other improvements located on the Real Property, and the use of the Real Property by the Company and all Persons claiming under the Company, comply in all material respects with all Governmental Rules relating to zoning and land use and with all easements, covenants and other restrictions applicable to the Real Property.

(e)
The Real Property: (i) is adequately serviced by all utilities necessary for the Company to conduct its business as currently conducted thereon; (ii) has adequate means of ingress and egress, either directly or by means of perpetual easements or rights-of-way which run with the Real Property; (iii) has adequate parking that is sufficient to meet the needs of the Company’s employees and business invitees and to comply with applicable Governmental Rules; and (iv) is not located in whole or in part within an area identified as a flood hazard area by any Governmental Entity.

2.16.
Personal Property; Receivables.

(a)
Section 2.16(a)(i) of the Disclosure Letter sets forth a correct and complete list of all equipment, machinery, fixtures, vehicles, computer hardware, furniture and other personal property owned, leased or used by the Company (collectively, the "Equipment"). Section 2.16(a)(ii) of the Disclosure Letter sets forth a correct and complete list of (i) all Equipment leased or licensed by the Company (collectively, "Leased Equipment") and (ii) all leases, subleases and other material agreements or rights pursuant to the Company has the right to use such Leased Equipment, together with the names of the lessors thereunder, the annual rental or other consideration payable thereunder and the duration thereof, including any renewal options. All such leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not under any such lease, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

(b)
Except as otherwise disclosed on Section 2.16(b) of the Disclosure Letter, the Equipment is in good repair and operating condition and is suitable for the purposes for which it is used. The Equipment constitutes all equipment, machinery, fixtures, vehicles, computer hardware and furniture necessary for the Company to conduct its business as currently conducted.

(c)
Except as otherwise disclosed on Section 2.16(c)(i) of the Disclosure Letter, all accounts receivable of the Company (i) represent amounts receivable for services actually provided (or, in the case of non-trade receivables, represent amounts receivable in respect of other bona fide business transactions), (ii) are valid and binding obligations due and owing to the Company in the amounts invoiced by the Company and stated in its books and records, subject to collection, (iii) are not subject to any material defenses, counterclaims or rights of setoff, (iv) have been billed and are generally due and payable within 30 days after billing, and (v) are fully collectible in the ordinary course of business except, in the case of receivables arising prior to the Financial Statement Date, to the extent of the reserves set forth in the Current Financial Statements and, in the case of receivables arising after such date, to the extent of a reasonable allowance for bad debts. Section 2.16(c)(ii) of the Disclosure Letter sets forth the total amount of accounts receivable of the Company outstanding as of the Financial Statement Date, together with the aging of such accounts receivable, from the due date thereof, based on the following schedule: 0-30 days; 61-90 days; and over 90 days. The reserves against the accounts receivable of the Company have been established in accordance with principles consistently applied and based upon a review of such accounts receivable, the Sellers reasonably believe such reserves to be adequate.

(d)
Section 2.16(d) of the Disclosure Letter sets forth a correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature, the type and number of all such accounts and the names of all persons authorized to make withdrawals therefrom.

2.17.                      Intellectual Property.

(a)           Set forth in Section 2.17(a) of the Disclosure Letter is a true and complete list and a brief description of all trade secrets (including recipes), trademarks, trade names, copyrights, including any registrations, applications, filings or the like relating thereto (collectively, "Intellectual Property") to which the Company owns any right, title or interest ("Owned Intellectual Property"). The Company does not license or possess any Intellectual Property of any third party except for standard off-the-shelf software licensed pursuant to shrinkwrap licenses, and the Company is not in default of any such license and does not owe any license or maintenance fees with respect to its current usage of such software except as set forth on Section 2.17(a) of the Disclosure Letter. Except as disclosed in Section 2.17(a) of the Disclosure Letter, no rights of the Company in or to the Owned Intellectual Property conflict with or infringe upon the rights of any Person and the Company nor has not received any claim or written notice from any Person to such effect, nor does any Seller believe there is any reasonable basis for any Person to make such a claim.

(b)           There are no royalties, honoraria, fees or other payments payable by the Company or its subsidiaries to any person by reason of the ownership, use, license, sale or disposition of the Owned Intellectual Property except as set forth on Section 2.17(b) of the Disclosure Letter.

(c)           The Owned Intellectual Property and the Licensed Intellectual Property constitutes all the Intellectual Property used or held or intended to be used in the conduct of the businesses of the Company and its subsidiaries.

(d)           All personnel, including, but not limited to officers, employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Owned Intellectual Property on behalf of the Company either: (i) are or have been party to a "work-for-hire" arrangement or agreement with the Company, in accordance with applicable federal and state law, that has afforded the Company full, effective, exclusive and original ownership of all tangible and intangible property thereby arising; or (ii) have executed enforceable instruments of assignment in favor of the Company as assignee that have conveyed to the Company full, effective and exclusive ownership of all tangible and intangible property thereby arising.

2.18.
Title Matters. The Company has (a) good and marketable (and, in the case of any owned Real Property, fee simple) title to all assets purported to be owned by it and (b) good leasehold title to all assets purported to be leased by it, in each case free and clear of all liens, claims, security interests, pledges, charges, options, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, use restrictions, imperfections in title or other encumbrances of any nature whatsoever (collectively, "Liens").

On the First Closing Date, the Company's assets and the Company Shares will be free and clear of all Liens, specifically:

(a) The Liens filed by Plumas Bank, Filing Number 16-7521545884, filed on April 25, 2016 (the "Financing Statement"), shall be cured or resolved concurrently with the First Closing by and through Payment of the First Closing Purchase Price as allocated in Schedule 1.2, payment of which shall be evidenced by a UCC-3 Termination Statement or equivalent filing filed by Plumas Bank or its Affiliate, within 15 days of the First Closing. If the Financing Statement is not cured or resolved prior to 15 days from the First Closing, Buyer shall have the right, in its sole discretion, to waive this requirement and deduct the additional cost required to cure or resolve the Financing Statement from the Second Closing Purchase Price.

2.19.
Pension and Welfare Plans.

(a)           Section 2.19(a) of the Disclosure Letter sets forth a correct and complete list of all employee benefit plans (collectively, "Plans"). The Company does not have any plan or commitment to establish any new Plans or to modify any existing Plans.

(b)
There are no actions, suits, claims, investigations or other proceedings pending or, to the Company's or the Sellers’ knowledge, threatened against any Plan or related trust or any fiduciary thereof (other than routine claims for benefits). There are no outstanding Governmental Orders which name any Plan or related trust or any fiduciary thereof or are directed to any Plan or related trust, any fiduciary thereof or any assets thereof.

(c)
Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Plan, trust, employment agreement or other agreement to which the Company is a party or by which the Assets are bound that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Person.

2.20.
Personnel Matters.

(a)
Section 2.20(a) of the Disclosure Letter sets forth a correct and complete list of (i) all directors and executive officers of the Company, (ii) all other employees of or consultants or independent contractors to the Company including "outside employees" (i.e. those employees who provide services directly at the customers' site), (iii) the current job title or relationship to the Company of each such Person described in clauses (i) and (ii) above, (iv) the amount of compensation (including bonuses and commissions) paid to each such Person during the Company's fiscal year ended December 31, 2017 and which each of them is expected to receive in the Company's current fiscal year and (v) any employee benefits or perquisites available to any such Person that are not generally available to employees of the Company. To the knowledge of the Company, no Persons identified pursuant to the previous sentence have threatened to terminate his or her employment with the Company.

(b)
Except as otherwise disclosed on Section 2.20(b) of the Disclosure Letter, the Company is not a party to any employment, consulting or similar agreement, written or oral, with any Person.

(c)
Except as otherwise disclosed on Section 2.20(c) of the Disclosure Letter, (i) no employees of the Company are represented by any labor union or similar organization, (ii) the Company is not party to any collective bargaining or similar agreement covering any of its employees and (iii) no labor union or similar organization or group of employees has made a demand for recognition, filed a petition seeking a representation proceeding, given the Company notice of any intention to hold an election of a collective bargaining representative or engaged in any organizing activities at any time during the past three years.

(d)
Except as otherwise disclosed on Section 2.20(d) of the Disclosure Letter, (i) no strike, work stoppage, contract dispute or other labor disturbance involving any employees of the Company currently exists or, to the Company's and the Sellers’ knowledge, is threatened and (ii) no investigation, action or proceeding by or before any Governmental Entity which relates to allegedly unfair or discriminatory employment or labor practices by the Company or the violation by the Company of any Governmental Rule relating to employment or labor practices is pending or, to Company's or the Sellers’ knowledge, threatened.

(e)
Except as otherwise disclosed on Section 2.20(e) of the Disclosure Letter, the Company: (i) has complied with, and is currently in compliance with, all Governmental Rules regarding employment, including without limitation, the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, Executive Order 11246, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Fair Labor Standards Act and the Uniformed Services Employment and Reemployment Rights Act of 1994, including all amendments to any of the aforementioned acts and any other federal, state, or municipal fair employment and wage payment and collection statutes or laws, including but not limited to any other Governmental Rule, (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to its employees, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with the forgoing and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees. To Company's and Sellers’ knowledge, there are no unresolved claims alleging violations of such laws, regulations, rules or ordinance or for wrongful, constructive, or unlawful discharge, unlawful harassment, any claim for back pay, front pay, overtime pay, benefits, attorneys’ fees, emotional distress, intentional infliction of emotional distress, assault, battery, pain and suffering, punitive or exemplary.

2.21.
Insurance. Section 2.21 of the Disclosure Letter sets forth a correct and complete list of all insurance policies of which the Company is the owner, insured, loss payee or beneficiary and indicates for each such policy any pending claims thereunder. Except as otherwise disclosed on Section 2.21 of the Disclosure Letter: (a) there has been no failure to give any notice or present any material claim under any such policy in a timely fashion or as otherwise required by such policy; (b) all premiums under such policies which are due and payable have been paid in full; (c) no such policy provides for retrospective or retroactive premium adjustments; (d) the Company has not received notice of any material increase in the premium under, cancellation or non-renewal of or disallowance of any claim under any such policy; (e) the Company has not been refused any insurance, nor has its coverage been limited by any carrier; and (f) since 2015, the Company has maintained, or been the beneficiary of, general liability and product liability policies reasonable, in both scope and amount, in light of the risks attendant to its business and which provide coverage comparable to coverage customarily maintained by others in similar lines of business, and such policies have been "occurrence" policies and not "claims made" policies.

2.22.
Business Agreements. Section 2.22 of the Disclosure Letter sets forth a correct and complete list of all Business Agreements that involve annual payments to or from the Company in an amount greater than $25,000. The Company has delivered to Buyer accurate and complete copies of each Business Agreement listed on any Schedule hereto, and each such Business Agreement (i) is in full force and effect, (ii) constitutes a legal, valid and binding obligation of the Company and (iii) is enforceable against the Company and, to the best of the Company's and Sellers’ knowledge, the other parties thereto, in accordance with its terms. The Company is in compliance with each such Business Agreement in all material respects. To the Company's and Sellers’ knowledge, all other parties to such Business Agreements are in compliance with the terms thereof in all material respects. Except as otherwise disclosed on Section 2.22(b) of the Disclosure Letter: (i) neither the Company nor, to the Company's or Sellers' knowledge, any other Person thereto, has materially violated or materially breached, or declared any default or committed any material default under, any Business Agreement; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time), and the execution and delivery of this Agreement and the consummation of the Transactions contemplated herein will not, (A) result in a violation or breach of any of the provisions of any Business Agreement by the Company nor, to the knowledge of the Company or Sellers, any other Person thereto, (B) give to the Company, nor to the knowledge of the Company or Sellers, any other Person thereto the right to declare or exercise any remedy under any Business Agreement, (C) give to the Company, nor to the knowledge of the Company or Sellers, any other Person thereto the right to accelerate the maturity of performance of any Business Agreement, or (D) give to the Company, nor to the knowledge of the Company or Sellers, any other Person thereto the right to cancel, terminate or modify any Business Agreement; (iv) neither the Company nor Sellers have received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Business Agreement; and (v) the Company has not waived any material right under any Business Agreement. There is no agreement (non-compete or otherwise) or Governmental Order to which either the Company or Sellers or, as applicable, their respective officers, directors or employees, is a party or otherwise binding upon the Company or Sellers or, as applicable, their respective officers, directors or employees, that has or reasonably could be expected to have an effect of prohibiting or impairing (i) the acquisition of the Shares by Buyer, (ii) the performance of the Company or any of the Sellers of their respective obligations under the Transaction Agreements or (iii) the conduct of the Company's business following the Closing.

2.23.
Transactions with Related Parties. Except as otherwise disclosed on Section 2.23 of the Disclosure Letter: (a) none of the customers, suppliers, distributors or sales representatives of the Company are Related Parties; (b) none of the Company's assets are owned or used by or leased to any Related Parties; (c) no Related Party is a party to any Business Agreement or informal arrangement with the Company, including without limitation, any loan arrangements; and (d) no Related Party provides any administrative, human resources, information technology, legal, accounting or other services to the Company.

As used in this Agreement the following terms have the following meanings:

"Affiliate" of a Person means any other Person who controls, is controlled by or is under common control with such Person, and "control" means, with respect to any Person, the direct or indirect ability to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

"Related Party" means (i) any Seller, (ii) any Affiliate of the Company or any Seller, (iii) any director, officer, equity holder or immediate family member of the Company or any Seller or of any Affiliate of the Company or any Seller and (iv) any Affiliate of any Person described in clause (iii) above.

2.24.
Brokers. Except for the brokers identified on Section 2.24 of the Disclosure Letter, neither the Company nor any Seller has not employed or retained, and has no liability to, any broker, agent or finder on account of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby.

2.25.
Delivery of Documents; Accurate Disclosure. The Sellers or the Company have previously delivered to Buyer correct and complete copies of each Business Permit, each Business Agreement listed on Section 2.15 through Section 2.22 of the Disclosure Letter and each additional agreement, document and instrument which Buyer or any of its representatives has requested in writing. None of the information furnished by the Sellers or the Company to Buyer or any of its representatives in connection with this Agreement and the other Transaction Documents, and none of the representations and warranties of the Company or the Sellers set forth herein, in any other Transaction Document or in any certificate delivered in connection herewith or therewith, (a) is false or misleading in any material respect, (b) contains any untrue statement of a material fact or (c) omits any statement of material fact necessary to make the same not misleading. The Sellers acknowledge and agree that the results of any due diligence investigation or examination conducted by the Buyer or its representatives shall not relieve the Sellers of their obligations with respect to the representations and warranties made by them in this Agreement or any of the other Transaction Documents, or reduce the rights of the Buyer to pursue such remedies at law or hereunder as it would otherwise have in the absence of having conducted such investigation or examination.

2.26
Updating Disclosure Letter. The Company and the Sellers may update the Disclosure Letter prior to the First Closing and prior to the Second Closing to reflect actions taken by Sellers or events occurring after the date of this Agreement or to make any non-material corrections to items already appearing on the Disclosure Letter, provided that (a) such updates shall relate only to actions taken by Sellers that are permitted pursuant to this Agreement, and (b) no such update shall be deemed to cure any breach which exists as of the date of this Agreement.

ARTICLE II.B
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants on behalf of himself to Buyer as follows as of the date of this Agreement and, as of the First Closing Date, and as of the Second Closing Date:

2B.01. Execution and Enforceability. This Agreement has been, and on the applicable Closing Date the other Transaction Documents to which he or she is a party will be, duly and validly authorized by all necessary action on the part of Seller. This Agreement has been, and on the applicable Closing Date the other Transaction Documents to which he or she is a party will be, validly executed and delivered by such Seller and constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms.

2B.02. Ownership and Control. Seller owns and has good and marketable title to all the Shares opposite his name in Schedule 1.02, free and clear of any Liens, unless otherwise set forth in Section 2B.02 of the Disclosure Letter

2B.03.
No Breach, Default, Violation or Consent. The execution, delivery and performance by the Seller of the Transaction Documents to which he is a party do not and will not:

(a)
materially breach or result in a material default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any Consent under, result in the creation of any Lien on the assets of the Company or such Seller under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any contract, agreement, lease, license, indenture, commitment, purchase order or other legally binding business arrangement, whether written, oral or implied, relating to the Company or such Seller or any of their respective assets (collectively, the "Seller Business Agreements") or any material agreement to which the Company or such Seller is a party or by which the Company or such Seller or any of their respective assets is bound;

(b)
breach or otherwise violate any Governmental Order which names the Company or such Seller or is directed to the Company, such Seller or any of their respective assets;

(d)
violate any Governmental Rule; or

(c)
require any Consent of, or exemption or other action by, any Person.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers and the Company as follows as of the Effective Date, as of the First Closing Date and as of the Second Closing Date:

3.01.
Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its business makes such qualification necessary, except to the extent that the failure to be so qualified, individually or in the aggregate, has not resulted in and is not reasonably likely to result in a Buyer Material Adverse Effect. For purposes of this Agreement, a "Buyer Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, financial condition or prospects of the Buyer or (b) the ability of the Buyer to perform its obligations under the Transaction Documents; provided, however, that none of the following shall be deemed, in themselves, either alone or in combination, to constitute a Buyer Material Adverse Effect, and none of the following shall be taken into account in determining whether there has been or shall be a Buyer Material Adverse Effect: (i) any change in the market price or trading volume of the Buyer's Common Stock after the date hereof; or (ii) any adverse circumstance, change or effect resulting directly from conditions affecting the industries in which the Buyer participates in their entirety, the U.S. economy as a whole, or foreign economies as a whole in any countries where the Company or any of its subsidiaries has material operations.

3.02.
Power and Authority. Buyer has the corporate power and authority to own its properties and assets, to conduct its business as presently conducted and to execute, deliver and perform the Transaction Documents to which it is a party.

3.03.
Execution and Enforceability. This Agreement has been, and on the applicable Closing Date the other Transaction Documents to which Buyer is a party will be, duly and validly authorized, executed and delivered by Buyer and constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

3.04.
No Breach, Default, Violation or Consent. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party do not and will not:

(a)
violate Buyer's charter or bylaws;

(b)
breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any Consent under, result in the creation of any Lien on any assets of Buyer under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any material agreement to which Buyer is a party or by which Buyer or any of its assets is bound;

(c)
breach or otherwise violate any Governmental Order which names Buyer or is directed to Buyer or any of its assets;

(d)
violate any Governmental Rule; or

(e)
require any Consent, authorization, approval, exemption or other action by any Person;

except in the case of clauses (b) through (e) above, for such matters as would not, individually or in the aggregate, be likely to have a material adverse effect on Buyer's ability to perform its obligations under the Transaction Documents.

3.05.
Brokers. Except for the brokers identified on Section 3.05 of the Disclosure Letter, Buyer has not employed or retained, and has no liability to, any broker, agent or finder on account of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby.

3.06
Stock Consideration. The all common stock to be issued as consideration ("Stock Consideration") at the First Closing and Second Closing will, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and non-assessable and issued in compliance with applicable securities laws; provided, however, that the Stock Consideration to be issued hereunder will be subject to restrictions on transfer (and restrictive legends) under applicable federal and state securities laws. The Stock Consideration shall bear a restrictive legend substantially in the following form:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act. The securities have been acquired for investment and may not be sold or transferred without complying with Rule 144 in the absence of an effective registration or other compliance under the Securities Act.

3.07
Sufficiency of Funds. At First Closing, Buyer shall have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the First Closing Purchase Price and consummate the transactions contemplated by this Agreement

3.08
Litigation. Other than as set forth in the Buyers public filings as filed with the Securities Exchange Commission, there is no action, suit or proceeding of any nature pending or to the Buyer's knowledge threatened against the Buyer, its properties or any of its officers, director or employees, nor, to the knowledge of the Buyer, is there any reasonable basis therefor the adverse result of which would have a Buyer Material Adverse Effect.

3.9
Disclosure Letter. Buyer may provide a Buyer Disclosure Letter prior to the Closing to reflect actions taken by Buyer or events occurring after the date of this Agreement or to make any non-material corrections to items already appearing on the Disclosure Letter provided that (a) such updates shall relate only to actions taken by Buyer that are permitted pursuant to this Agreement, and (b) no such update shall be deemed to cure any breach which exists as of the date of this Agreement.

ARTICLE IV
Removed and Reserved.

ARTICLE V
COVENANTS; TRANSACTIONS PRIOR TO CLOSING

5.01.
Conduct of Business Prior to Closing. Except otherwise contemplated by this Agreement, or approved in writing by Buyer, between the date hereof and the First Closing Date and then between the First Closing Date and the Second Closing Date, Company will, and Sellers will cause the Company, to:

(a)           operate its business only in the ordinary course and consistent with past practice;

(b)           use its best efforts to preserve its business intact, to keep available the services of its present officers and employees and to preserve the good will of customers, suppliers and others having business relations with the Company;

(c)           maintain the Equipment in good repair and operating condition, ordinary wear and tear excepted;

(d)           maintain in full force and effect all Business Permits and insurance policies;

(e)           not enter into any contract or commitment except those made in the ordinary course of business the terms of which are consistent with past practice and reasonable in light of current conditions;

(f)           not terminate, cause the termination of, amend, renew or extend any Business Agreement unless in each case such action is in the best interest of the Company;

(g)           not waive or release any of its rights permit any of such rights to lapse;

(h)           not sell, transfer or otherwise dispose of any of its assets or any interest therein, or solicit offers in respect of or agree to do any of the foregoing, except for sales of inventory in the ordinary course of business;

(i)           not (1) incur any indebtedness for borrowed money or (2) incur, make, assume or suffer to exist any Lien, tenancy or other matter affecting title to any of its assets;

(j)           comply with applicable Governmental Rules in all material respects;

(k)           not merge or consolidate with or into, or otherwise combine with, any other Person;

(l)           take no action, and use its best efforts to prevent the occurrence of any event or the existence of any condition, which would result in any of Sellers' representations and warranties herein not being true and correct;

(m)           not (1) issue, sell, exchange or deliver any shares of its capital stock or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock, (2) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization, (3) amend its articles of incorporation (or other charter documents) or bylaws, (4) declare or pay any dividends or make any distributions with respect to the Company's capital stock, or (5) make any redemption or purchase of any shares of the Company's capital stock;

(n)           promptly inform Buyer of the occurrence of any event or the existence of any condition which has had or is likely to have a Material Adverse Effect;

(o)           not make, change or revoke any tax election or make any agreement or settlement with any taxing authority; and

(p)           take no action, and use its best efforts to prevent the occurrence of any event or the existence of any condition, which would result in any of the representations and warranties of the Company or the Sellers herein not being true and correct.

5.02.
No Negotiation. Neither the Company nor any of the Sellers, nor any officer, director, Affiliate or agent on behalf of any of the foregoing, will, at any time on and after the date hereof and prior to one year from closing, directly or indirectly, (a) enter into, or participate in, any discussions or negotiations, or solicit, entertain or encourage any inquiries or proposals, which relate to the acquisition of the Shares or the Company, or the assets, properties, business or securities of the Company (or any material portion thereof), by way of merger, reorganization, sale of assets, stock sale or exchange or otherwise by any Person (other than the Buyer) or (b) provide any non-public information to, any Person (other than the Buyer) relating to any such acquisition transaction. Promptly upon receiving any offer or inquiry from a Person (other than the Buyer) to acquire the Shares or the Company or any of its assets, properties or securities, the Sellers will notify Buyer of such offer or inquiry, and, if requested, will provide the Buyer with all details requested by the Buyer. The parties acknowledge and agree that there would be irreparable damage in the event that any of the provisions of this Section 5.02 are not performed in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that the non-breaching party shall be entitled to an injunction or injunctions (or other appropriate equitable relief) to prevent breaches of this Section, and each of the parties shall have the right to specifically enforce this Section and the terms and provisions hereof against the other party in addition to any other remedy to which they may be entitled at law or in equity. Notwithstanding any of the foregoing, the Company and the Sellers may take any of the actions otherwise prohibited by clauses (a) and (b) above so long as they are limited to the transfer of Shares not being sold to Buyer, in a manner that does not prevent or interfere with the sale of the Shares to Buyer or the obligations of the Company or Sellers under this Agreement.

5.03.
Access to Information. At all times prior to the applicable Closing Date Sellers will furnish, or will cause the Company to furnish, to Buyer and its representatives (a) full access during normal business hours to the properties, books and records and personnel of the Company and (b) all such information concerning the Company as any of them may reasonably request.

5.04.
Notification of Changes. If, at any time prior to the Closing, the Company, any Seller or Buyer becomes aware that any of its or his representations or warranties set forth herein is false or misleading in any material respect, it or he will promptly notify the other party of the same. Unless otherwise specifically agreed to by the parties in writing, no such disclosure will be considered to be an amendment to this Agreement or the Schedules hereto or will release such party from any liability arising out of such false or misleading representation or warranty.

5.05.
Commercially Reasonable Efforts. The parties agree to use their commercially reasonable efforts to take or cause to be taken and to do or cause to be done all such actions and things as are necessary or advisable, or as may be reasonably requested by the other party, in order to consummate the transactions contemplated hereby and by the other Transaction Documents. Without limiting the generality of the foregoing, the parties agree to take all commercially reasonable actions necessary in order to obtain any Consent or approval of any third party, including without limitation any Governmental Entity, which is required in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby.

5.06.                      Employee Matters; Employment Agreements.

 Concurrent with the First Closing Date, the Company will have executed and delivered an employment contract for William “Billy” Blackburn that shall respectively provide for: (i) a one (1) year employment term, renewable on a monthly basis thereafter, (ii) a base gross salary of not less than Ten Thousand Dollars ($10,000) per month, with such salaries payable in accordance with the Company’s normal payroll practices. A form of such employment agreement is attached hereto as Exhibit "A" and incorporated by reference herein (the “Employment Agreement”).

5.07            Consultants; Consulting Agreement. Concurrent with the First Closing Date, Company will have executed and delivered to Brad Mickelsen a consulting agreement that shall respectively provide a base monthly consulting fee of $10,000 per month, payable on a monthly basis in arrears, for(i) a minimum term of six (6) months from the First Closing Date ("Minimum Term") , and thereafter for (ii) such term beyond the Minimum Term through the Second Closing Date ("Extended Term") if the Second Closing Date occurs more than six (6) months from the First Closing Date. A form of such consulting agreement is attached hereto as Exhibit "B" and incorporated by reference herein (the "Consulting Agreements" and, together with the Agreement and Employment Agreement, the "Transaction Documents").

ARTICLE VI
CLOSING AND CLOSING CONDITIONS

6.01.
First and Second Closing. The initial closing of the transactions contemplated hereby (the "First Closing") will take place as soon as practicable after the satisfaction (or waiver) of all of the conditions set forth in Sections 6.02 and 6.03. The parties anticipate that the First Closing shall take place on or before October 15, 2018. The date on which the First Closing occurs is referred to herein as the "First Closing Date". The second closing of the transactions contemplated hereby (the "Second Closing") will take place on or before the date which is one year after the First Closing Date following the satisfaction (or waiver) of all the conditions set forth in Sections 6.04 and 6.05. The date on which the Second Closing occurs is referred to herein as the "Second Closing Date". Both the First Closing Date and Second Closing Date may be extended by the mutual written consent of the Parties.

6.02.
First Closing Conditions Precedent to Obligations of Buyer. Buyer's obligation to proceed with the First Closing and consummate the transactions contemplated by the Transaction Documents is subject to the satisfaction by the Company and/or the Sellers and/or Sellers, as applicable, or the written waiver of Buyer on or prior to the First Closing Date of each of the following conditions precedent:

(a)           Accuracy of Representations and Warranties. The representations and warranties of the Company and the Sellers, as applicable, set forth herein will be true and correct on and as of the First Closing Date with the same force and effect as though made on and as of such date (other than representations and warranties made specifically with reference to a particular date, which shall have been true and correct in all respects as of such date);

(b)           Performance and Compliance. The Company and Sellers will have performed or complied with each covenant and agreement required to be performed or complied with by it or them hereunder on or prior to the First Closing Date;

(c)           Consents and Approvals. Sellers or the Company, as applicable, will have obtained or made each Consent, authorization, approval, exemption, filing, registration or qualification, if any, listed on any Schedule hereto or which are otherwise necessary (under applicable Governmental Rules or otherwise) for Sellers to execute, deliver and perform the Transaction Documents;

(d)           Material Adverse Effect. No event will have occurred and no condition will exist which has had, or is likely to have, a Material Adverse Effect;

(e)           Consulting / Employment Agreements. Mr. Blackburn and Mr. Mickelsen shall have executed and delivered to the Buyer the Employment Agreement and Consulting Agreement, containing the terms set forth therein;

(f)           Buyer Financing. Buyer shall have secured the financing that it deems reasonably necessary to effect the transactions contemplated herein; and

(g)
Share Certificates. Mr. Mickelsen and Mr. Blackburn will have delivered to Buyer the certificates evidencing the Initial Shares, together with stock powers duly endorsed in blank.

6.03.
First Closing Conditions Precedent to Obligations of Sellers. Sellers' obligation to proceed with the First Closing is subject to the satisfaction by Buyer, or the written waiver, on or prior to the First Closing Date of each of the following conditions precedent:

(a)           Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth herein will be true and correct on and as of the First Closing Date with the same force and effect as though made on and as of such date (other than representations and warranties made specifically with reference to a particular date, which shall have been true and correct in all respects as of such date);

(b)           Performance and Compliance. Buyer will have performed or complied with each covenant and agreement to be performed or complied with by it hereunder on or prior to the First Closing Date;

(c)           Consents and Approvals. Buyer will have obtained or made each Consent, authorization, approval, exemption, filing, registration or qualification, if any, necessary (under applicable Governmental Rules or otherwise) for Buyer to execute, deliver and perform the Transaction Documents;

(d)           Transaction Documents. Buyer and any other parties thereto (other than Sellers) will have executed and delivered to the Sellers each of the Transaction Documents to which Buyer is a party.

(e)
Payment of First Closing Purchase Price. Buyer will have delivered the First Closing Purchase Price in the manner set forth in Sections 1.01 and 1.03.

(f)
Delivery of Consulting and Employment Agreements. Buyer will have approved the execution and delivery by the Company of the Consulting Agreement of Mr. Mickelsen and Employment Agreement of Mr. Blackburn.

6.04.
Second Closing Conditions Precedent to Obligations of Buyer. Buyer's obligation to proceed with the Second Closing and consummate the transactions contemplated by the Transaction Documents is subject to the satisfaction by the Company and/or the Sellers and/or Sellers, as applicable, or the written waiver of Buyer on or prior to the Second Closing Date of each of the following conditions precedent:

(a)           Accuracy of Representations and Warranties. The representations and warranties of the Company, the Sellers and/or the Sellers, as applicable, set forth herein will be true and correct on and as of the Second Closing Date with the same force and effect as though made on and as of such date (other than representations and warranties made specifically with reference to a particular date, which shall have been true and correct in all respects as of such date);

(b)           Performance and Compliance. The Company and Sellers will have performed or complied with each covenant and agreement required to be performed or complied with by it or them hereunder on or prior to the Second Closing Date;

(c)           Consents and Approvals. Sellers or the Company, as applicable, will have obtained or made each Consent, authorization, approval, exemption, filing, registration or qualification, if any, listed on any Schedule hereto or which are otherwise necessary (under applicable Governmental Rules or otherwise) for Sellers to execute, deliver and perform the Transaction Documents;

(d)           Material Adverse Effect. No event will have occurred and no condition will exist which has had, or is likely to have, a Material Adverse Effect;

(e)
Share Certificates. Sellers will have delivered to Buyer the certificates evidencing the Second Closing Shares, together with stock powers duly endorsed in blank.

6.05.
Second Closing Conditions Precedent to Obligations of Sellers. Sellers' obligation to proceed with the Second Closing is subject to the satisfaction by Buyer, or the written waiver by the Seller, on or prior to the Second Closing Date of each of the following conditions precedent:

(a)           Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth herein will be true and correct on and as of the Second Closing Date with the same force and effect as though made on and as of such date (other than representations and warranties made specifically with reference to a particular date, which shall have been true and correct in all respects as of such date);

(b)           Performance and Compliance. Buyer will have performed or complied with each covenant and agreement to be performed or complied with by it hereunder on or prior to the Second Closing Date;

(c)           Consents and Approvals. Buyer will have obtained or made each Consent, authorization, approval, exemption, filing, registration or qualification, if any, necessary (under applicable Governmental Rules or otherwise) for Buyer to execute, deliver and perform the Transaction Documents;

(d) Payment of Second Closing Purchase Price. Buyer shall have delivered the Second Closing Purchase Price in the manner set forth in Sections 1.02 and 1.03, and Schedule 1.02.

ARTICLE VII
CERTAIN POST-CLOSING MATTERS

7.01.
Access to Information. After the Effective Date, the Company agrees to make available to Buyer, for any proper purpose, any and all books and records of the Company existing on the applicable Closing Date; provided, that such access will be deemed the Company’s Confidential Information subject to Section 9.02, and will be available upon reasonable prior notice, during normal business hours, at Buyer's expense and conducted in a manner so as not to unreasonably interfere with the Company's business.

7.02
Further Assurances. From time to time, as and when requested by any party hereto and at such party's expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

7.03.
Conduct of Business. Notwithstanding anything contained herein to the contrary, after the First Closing and until the Second Closing, that Buyer (or its affiliate) owns all of the issued and outstanding equity of the Company, the Company shall operate the business consistent with the Company’s standard operating procedures as of the date of the Agreement, unless otherwise agreed between the Sellers and Buyer. Without limiting the generality of the foregoing, each Seller with an Employment Agreement, (in each case until his death, retirement, resignation or termination for Cause), shall continue to manage all aspects of the business including, without limitation, (i) determining the fees and prices charged by the Company, (ii) determining the compensation paid to employees or independent contractors of the Company, (iii) determining whether to discontinue or modify the Company’s business or any program related thereto, (iv) making any decisions concerning the production, marketing, sales, capital expenditures, expenses and related matters respecting the Company and (v) making any decisions pertaining to the personnel, staffing and other resources of the Company. Notwithstanding anything to the contrary, any material changes to the Company’s business operations outside the standard operating procedures as of the date of the Agreement shall be subject to Buyer’s approval, which approval shall not be unreachably withheld. As used herein, Cause” means (i) an intentional tort (excluding any tort relating to a motor vehicle) which causes substantial loss, damage, or injury to the property or reputation of the Company or its subsidiaries; (ii) any serious crime or intentional, material act of fraud or dishonesty against the Company, (iii) the commission of a felony that results in other than immaterial harm to the Company’s business or the reputation of the Company, (iv) habitual neglect of one’s reasonable duties (for reason other than illness or incapacity) which is not cured within ten days after written notice thereof by the Board, (v) the disregard of written, material policies of the Company which causes other than immaterial loss, damage, or injury to the property or reputation of the Company which is not cured within ten days after written notice thereof by the Board, and (vi) any material breach of ongoing obligation not to disclose confidential information.

7.04.
Specific Accounting Election. This election is referred to as the "specific accounting election" which is made in conjunction with the sale of more that fifty percent (50%) of the sahres of the Company to Buyer. (It is also known as the "election to use normal accounting rules" and the "election to treat the tax year as if it consisted of two (2) tax years.") All shareholders affected by the stock disposition must consent. The shareholders affected by the disposition include all shareholders who disposed of shares and all shareholders who acquired shares during the tax year. Where the shares were transferred to the corporation, all shareholders who owned stock during the year are affected shareholders [ IRC §1377(a)(2) ]. The parties do not intend to protect the S Election in conjunction with this Agreement.

7.05
Installment Sale Cooperation. The parties hereby acknowledge that Seller may elect to effect a tax-deferred installment sale under Section 453 of the Internal Revenue Code, but in such event Seller shall not on that account delay the closing or cause additional expense to Buyer. Seller's rights under this agreement, but not Seller's duties or obligations, may be assigned to a qualified intermediary under Section 453, for the purposes of completing such an installment sale. Buyer consents thereto and agrees to cooperate with Seller and the intermediary to permit the installment sale to be completed. In the event of such an installment sale and assignment, Seller shall nonetheless transfer the shares directly to Buyer as provided in this agreement. In the event of such an installment sale and assignment, Seller's duties and obligations, if any, under this Agreement for performance after closing and Seller's representations and warranties herein shall remain with Seller and not pass to, or be undertaken or assumed by, the intermediary.

ARTICLE VIII
RESERVED

ARTICLE IX
GENERAL PROVISIONS

9.01.
Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned, pledged or otherwise transferred by any party, whether by operation of law or otherwise, without the prior consent of the other party or parties; provided, that (a) Buyer may assign its rights hereunder to an Affiliate so long as Buyer remains liable hereunder, and may collaterally assign its rights hereunder to any lender.

9.02.
Confidentiality.

(a)
As used in this Section the "Confidential Information" of a party means all information concerning or related to the business, operations, financial condition or prospects of such party or any of its Affiliates, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and specifically includes (i) all information regarding the officers, directors, employees, equity holders, customers, suppliers, distributors, sales representatives and licensees of such party and its Affiliates, in each case whether present or prospective, (ii) all inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas and know-how of such party and its Affiliates, and (iii) all financial statements, audit reports, budgets and business plans or forecasts of such party and its Affiliates; provided, that the Confidential Information of a party does not include (A) information which is or becomes generally known to the public through no act or omission of the other party and (B) information which has been or hereafter is lawfully obtained by the other party from a source other than the party to whom such Confidential Information belongs (or any of its Affiliates or their respective officers, directors, employees, equity holders or agents) so long as, in the case of information obtained from a third party, such third party was or is not, directly or indirectly, subject to an obligation of confidentiality owed to the party to whom such Confidential Information belongs or any of its Affiliates at the time such Confidential Information was or is disclosed to the other party.

(b)
Except as otherwise permitted by subsection (c) below, each party agrees that it will not, without the prior written consent of the other party, disclose or use for its own benefit any Confidential Information of the other party.

(c)
Notwithstanding subsection (b) above, each of the parties is permitted to:

(i)
disclose Confidential Information of the other party to its officers, directors, employees, equity holders, lenders, agents and Affiliates, but only to the extent reasonably necessary in order for such party to perform its obligations and exercise its rights and remedies under this Agreement, and such party will take all such actions as are necessary or desirable in order to ensure that each of such Persons maintains the confidentiality of any Confidential Information that is so disclosed;

(ii)
make additional disclosures of or use for its own benefit Confidential Information of the other party, but only if and to the extent that such disclosures or use are specifically contemplated by this Agreement;

(iii)
disclose Confidential Information of the other party to the extent, but only to the extent, required by Governmental Rules; provided, that prior to making any disclosure pursuant to this subsection, the disclosing party will notify the affected party of the same, and the affected party will have the right to participate with the disclosing party in determining the amount and type of Confidential Information of the affected party, if any, which must be disclosed in order to comply with Governmental Rules; and

(iv)
disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, that such disclosure may not be made (A) until the date of the public announcement of such transactions or (B) to the extent of restrictions on disclosure which are reasonably necessary to comply to any applicable U.S. federal or state securities laws. For purposes of this Agreement, the "tax treatment" of a transaction means the purported or claimed U.S. federal income tax treatment of such transaction and the "tax structure" of a transaction means any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transaction.

9.03.
Expenses. Except as otherwise specifically provided herein or in any other Transaction Document, each party is responsible for such expenses as it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of the Transaction Documents ("Transaction Expenses"); provided, however, that Buyer shall be responsible for $20,000 for the audit.

9.04.
Further Assurances. The parties will from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required by applicable Governmental Rules or reasonably requested by any party to establish, maintain or protect its rights and remedies or to effect the intents and purposes of this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, each party agrees to endorse (if necessary) and deliver to the other, promptly after its receipt thereof, any payment or document which it receives after the Effective Date and which is the property of the other.

9.05.
Notices. Unless otherwise specifically provided herein, all notices, consents, requests, demands and other communications required or permitted hereunder: (a) will be in writing; (b) will be sent by messenger, certified or registered mail, a reliable express delivery service or telecopier (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) or number(s) set forth below; and (c) will be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, mail or express delivery service, or (ii) a receipt generated by the sender's telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier. All such communications will be sent to the following addresses or numbers, or to such other addresses or numbers as any party may inform the others by giving five business days' prior notice:

If to the Company:
EZ Clone Enterprises, Inc.,
10170 Croydon Way, Suite G & B
Sacramento, CA 95827

If to Sellers:

Brad Mickelsen
_________________
_________________
Email: Brad Mickelsen <brad@ezclone.com>

William Blackburn
_________________
_________________
Email: Billy Blackburn <billy@ezclone.com>

If to Buyer:
GrowLife, Inc.
5400 Carillon Point
Kirkland, WA 98033

9.06.
Publicity. Neither party will make any press release or other public announcement regarding this Agreement or the other Transaction Documents or any transaction contemplated hereby or thereby until the text of such release or announcement has been submitted to the other party and the other party has approved the same; provided that either party may write a public announcement or disclosure to the extent such party is advised by counsel advisable to comply with applicable law or the rules, regulations or interpretations of the applicable electronic quotation system.

9.07.
Termination.

(a)           This Agreement may be terminated at any time prior to the First Closing or the Second Closing, as applicable:

(i)           by mutual written agreement of Buyer and the Sellers;

(ii)           by Buyer if there has been a material misrepresentation by the Company or Sellers hereunder, a material breach by Sellers of any of their warranties or covenants set forth herein or if any of the conditions specified in Section 6.02 and 6.04, as applicable, have not been fulfilled within the time required and have not been waived in writing by Buyer;

(iii)           by the Company if there has been a material misrepresentation by Buyer hereunder, a material breach by Buyer of any of its warranties or covenants set forth herein or if any of the conditions specified in Section 6.03 and 6.05, as applicable, have not been fulfilled within the time required and have not been waived in writing by the Company; or

(iv)           by Buyer or the Company if the First Closing has not occurred prior to November 1, 2018.

9.08.                      Miscellaneous. This Agreement: (a) may be amended only by a writing signed by Buyer, each Seller and the Company; (b) may be executed in several counterparts, each of which is deemed an original but all of which constitute one and the same instrument; (c) together with the other Transaction Documents, contains the entire agreement of the parties with respect to the transactions contemplated hereby and thereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions; (d) is governed by, and will be construed and enforced in accordance with, the laws of the state of Delaware, (and in keeping with the internal laws of California) without giving effect to any conflict of laws rules of that or any other jurisdiction; and (f) is binding upon, and will inure to the benefit of, the parties and their respective heirs, successors and permitted assigns. The due performance or observance by a party of any of its obligations under this Agreement may be waived only by a writing signed by the party against whom enforcement of such waiver is sought, and any such waiver will be effective only to the extent specifically set forth in such writing. The waiver by a party of any breach or violation of any provision of this Agreement will not operate as, or be construed to be, a waiver of any subsequent breach or violation hereof. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All references to dollar amounts herein shall mean United States dollars.

[Remainder of page intentionally left blank; signatures appear on following page]

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, each of the parties hereto has executed this Stock Purchase Agreement as of the date first set forth above.

BUYER

GROWLIFE INC.

/s/ Marco Hegyi
By: Marco Hegyi
Title: President & CEO

COMPANY

EZ CLONE ENTERPRISES, INC.

 /s/ Billy Blackburn
By: William Blackburn
Title: President

SELLERS

/s/ Brad Michelsen
Brad Mickelsen

/s/ Billy Blackburn
William Blackburn

SCHEDULE 1.02

Allocation of Purchase Price

Cash	$1,500,000
Stock	2,500,000
Sale Price	$4,000,000

Stock Price	$0.01300
Total Shares	192,307,692

Tranches	Tranche-I	Tranche-II	Total
Cash	$645,000	$855,000	$1,500,000
Stock	1,395,000	1,105,000	2,500,000
Sale Price	$2,040,000	$1,960,000	$4,000,000
	51.0%	49.0%	100.0%
Stock Price	$0.01300	$0.01300
Total Shares = Stock divided by Stock Price	107,307,692	85,000,000	192,307,692

Exhibit A
CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is entered into as of October 10, 2018, (the “Effective Date”) by and between William Blackburn (hereinafter be referred to as “Consultant”), and EZ CLONE ENTERPRISES, INC., an California corporation (the “Company”). Consultant and Company are occasionally referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company is in the business of hydroponic and indoor gardening, including, but not limited to, the design, creation and manufacturing of a commercial product line for commercial growers and large-scale agriculture producers (the “Business”).

WHEREAS, concurrent with entry into this Agreement, the Consultant and Company closed on the sale of a majority of the Company’s common stock to GrowLife, Inc., pursuant to that certain Purchase and Sale Agreement, dated October 10, 2018, incorporated herein by reference (the “Purchase Agreement”).

WHEREAS, the Consultant has been an owner and operator of the Company since inception and has extensive experience in providing services necessary for the operation of the Business, as set forth in Schedule A attached hereto and incorporated herein by reference (hereinafter collectively referred to as the “Services”), and is willing and able to provide such Services to the Company;

WHEREAS, pursuant to the Purchase Agreement and this Agreement, the Company desires to have Consultant furnish such Services to the Company on the terms and conditions hereinafter set forth.

WHEREAS, the Parties mutually agree that this Agreement supersedes and replaces any prior agreements, whether written or verbal, entered into by and between the Consultant and the Company.

WHEREAS, any terms not herein defined shall have the same meaning as set forth in the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the sufficiency of which are hereby acknowledged, Consultant and Company agree as follows:

SECTION 1
SERVICES

Section 1.1
Scope of Services. Consultant agrees to provide the Services to the Company and is free to enter into this Agreement. Consultant represents that the Services to be provided pursuant to this Agreement are not in conflict with any other contractual or other obligation to which Consultant is bound. The Company acknowledges that the Consultant is in the business of providing Services of the type contemplated by this Agreement. Consultant agrees that it will manage its time accordingly so as to not limit or restrict the Company in the development of its projects as a result of any other business Consultant may have ongoing. Consultant agrees to provide the Services to the Company subject to the highest professional standards of one skilled in the Consultant’s industry. Consultant shall:

a.
Use best efforts to promote the interests of the Company;

b.
Perform duties that are commensurate and consistent with Consultant’s expertise;

c.
Provide timely reports of the nature and performance of the Services upon demand by the Company; and

d.
Perform all such other duties as may be assigned from time to time by the Company, which relate to the business of the Company and are reasonably consistent with Consultant’s position and expertise.

Section 1.2
Independent Contractor Relationship Between the Parties. The Company and Consultant agree and acknowledge that neither is an agent for the other and this Agreement does not create any relationship of Partnership, Joint Venture, or Tenancy in Common. Consultant is an independent contractor in the performance of services under this Agreement and shall not be considered to be or permitted to be an agent, employee, personnel, joint ventured or partner of the Company for any purpose. All persons hired by or on behalf of the Consultant, are and shall be considered the employees or agents of Consultant. Consultant assumes sole and full responsibility for their acts. Consultant shall at all times during the term of this Agreement maintain such supervision. In consideration of the independent contractor relationship, the Parties warrant as follows:

a.
The Consultant is not required to perform work exclusively for the Company;

b.
The Company shall not provide the Consultant with any business registrations or licenses required to perform the Services contemplated by this Agreement.

c.
The Company shall not pay the Consultant a salary or hourly rate, the Consulting Fee shall be for a fixed amount.

d.
The Company shall not terminate the Consultant before the expiration of the Term, unless the Consultant breaches this Agreement or violates the laws of the State of California.

e.
The Company shall not provide tools to the Consultant.

f.
The Company shall not dictate the time of performance to the Consultant.

g.
The Company shall pay the Consultant in the name appearing above.

h.
The Company shall not combine business operations with the Consultant and shall maintain these operations separately.

i.
Consultant expressly acknowledges and agrees that (i) Consultant will not be entitled to or eligible for benefits or programs offered by Company to its employees, (ii) Company will not withhold or pay any kind of employment and/or payroll taxes on behalf of Consultant, and (iii) Consultant is solely responsible for the payment of Consultant's own taxes. Consultant represents and covenants that it shall pay all federal, state and/or local income or any other taxes payable by Consultant by reason of the consideration given to Consultant by Company in accordance with this Agreement.

Consultant agrees to indemnify Company and defend, protect, save and keep Company harmless from and against any and all losses, actions, liabilities, claims, damages, assessments, costs and/or expenses relating to and/or arising from or in connection with the breach of the foregoing representations and covenants, including any and all legal, accounting, and other professional fees.

Section 1.3
Approval and Changes in Scope of Services. Changes may be made from time to time by the Company, in its sole discretion, to the duties and reporting relationships of Consultant under this Agreement. Consultant shall obtain the approval of the Company prior to the commencement of any new project undertaken on behalf of the Company.

Section 1.4
Ownership of Intellectual Property Arising from the Services. In rendering the Services, Consultant may develop creative works for the Company, including but not limited to business and financial models, inventions, discoveries, improvements, developments, processes, drawings, computer software or other intellectual property and other work which may be protectable by copyright, patent or trade secrecy law. Consultant agrees that all such work shall be considered to be "work for hire" and that all ownership and rights of copyright, patent, or trade secrecy pertaining to such work shall become the property of the Company. Consultant agrees to assign and does hereby assign all its rights in and to the foregoing, whether or not patentable or copyrightable, to the Company. Consultant agrees that all information disclosed to it about the Company's products, processes and services are the sole property of the Company and Consultant will not assert any rights to any confidential or proprietary information or material, nor will Consultant directly or indirectly, except as required in the conduct of its duties under this Agreement, disseminate or disclose any such confidential information. Further, any social media content and contacts, including “followers” or “friends,” that are acquired through accounts used or created on behalf of the Company by Consultant, including but not limited to email addresses, blogs, Twitter, Facebook, YouTube or other social media networks, shall be the property of the Company.

SECTION 2
COMPENSATION AND OTHER CONSIDERATION

Section 2.1
Consulting Fee. As full consideration for the performance of the Services described above, the Company shall pay Consultant $10,000 per month payable on a monthly basis in arrears during the Term, as defined in Section 3.1.

Section 2.2
Consultant’s Expenses. Consultant shall be responsible for all expenses incurred by Consultant in connection with this Agreement, except for pre-approved travel or any other such reasonable out-of-pocket expenses as may be pre-authorized in writing by the Company to be incurred (the “Expenses”).

SECTION 3
TERM

Section 3.1
Term and Expiration. This Agreement shall commence on the Effective Date and terminate on the Second Closing Date, as defined in the Purchase Agreement (the “Term”), unless extended by mutual written consent of the Parties. Notwithstanding anything to the contrary in this Agreement, Consultant may be terminated by the Company on account of Cause (as defined below). Upon a termination of this Agreement for Cause only the accrued but unpaid Consulting Fee shall be paid to Consultant through the date of termination. “Cause” means (i) an intentional tort (excluding any tort relating to a motor vehicle) which causes substantial loss, damage, or injury to the property or reputation of the Company or its subsidiaries; (ii) any serious crime or intentional, material act of fraud or dishonesty against the Company, (iii) the commission of a felony that results in other than immaterial harm to the Company’s business or the reputation of the Company or Consultant, (iv) habitual neglect of Consultant’s reasonable duties (for reason other than illness or incapacity) which is not cured within ten days after written notice thereof by the Company to Consultant, (v) the disregard of written, material policies of the Company which causes other than immaterial loss, damage, or injury to the property or reputation of the Company which is not cured within ten days after written notice thereof by the Company to Consultant, and (vi) any material breach of Consultant’s ongoing obligation not to disclose confidential information.

SECTION 4
CONFIDENTIALITY, PROPRIETARY RIGHTS, NON-CIRCUMVENTION AND NON-DISPARAGEMENT

Section 4.1
Confidential Information. As used in this Agreement, “Confidential Information” shall mean and include all information provided by Company to Consultant, including but not limited to business and financial models, inventions, discoveries, improvements, developments, processes, drawings, computer software or other intellectual property and other work which may be protectable by copyright, patent or trade secrecy law. All Confidential Information disclosed by Company to Consultant shall be maintained by the Consultant, its employees and agents, with the same degree of care as the Consultant safeguards from disclosure its own confidential or proprietary information, but in any event at least reasonable care. The Consultant, its employees and agents, shall not divulge, in whole or in part, any such Confidential Information to any third party without the prior consent (written or verbal) of the Company, except such Confidential Information as Consultant becomes legally compelled to disclose (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, including regulatory inquiries or otherwise). Under such circumstances, Consultant shall provide Company with prompt written notice of such request and an opportunity to defend and/or attempt to limit such production.

Section 4.2
Return of Confidential Information. Upon Company’s request, and in any event upon cancellation of this Agreement, Consultant shall return the original and any copies of the Confidential Information which it, or any of its employees or agents, is holding under its possession or control in tangible form, written or otherwise, to Company or shall certify in writing to Company that such Confidential Information has been destroyed and/or purged from its own system and files.

Section 4.3
Non-Disclosure. Except as may be required by law, the Consultant shall not disclose any Confidential Information to persons not involved in the operation of the Company without the express written consent of the Company.

Section 4.4
Proprietary Rights. The Parties stipulate that any information or work product provided by Consultant to Company, whether on paper, communicated electronically, orally, or in any other form, is “Confidential” and/or “Proprietary”, and have independent economic value, and, as such, shall constitute the “Confidential Property” of Company subject to the terms and limitations set forth in this Agreement.

Section 4.5
Non-Circumvention. Consultant shall not: (i) utilize any Confidential Information to circumvent or compete with the Company or to cause any detriment, harm or injury to the Company or the business of the Company; or (ii) utilize any and all information lawfully furnished or disclosed to Consultant by any party to circumvent or compete with the Company or to cause any detriment, harm or injury to the Company, to the business of the Company, or any affiliates of the Company. Further, Consultant shall not engage in any activity which shall cause any detriment, harm or injury to the Company, to the business of the Company, or to the reputation of the Company or to permit any circumvention of or competition with the Company or the business of the Company.

Section 4.6
Non-Disparagement. Consultant shall not, in any written or oral communications with any party or through any medium, whether tangible, electronic, or otherwise, criticize, ridicule or make any statement which, directly or indirectly, disparages, causes harm to, or is derogatory of the Company or its affiliates or any of their respective directors or senior officers. Consultant shall not express any negative opinions of the Company, the Company’s business or products, or any affiliates of the Company or their businesses or products. The provision shall be construed broadly and shall govern any statement, express or implied, made concerning the Company, the Company’s business and products, or affiliates of the Company.

SECTION 5
MISCELLANEOUS

Section 5.1
Authority to Be Bound. The Parties to this Agreement represent they have the authority to enter into this Agreement. The promises made herein shall be binding upon all undersigned Parties, and are the joint and several obligations of each of the undersigned. Each party will take responsible steps to insure that their associates, affiliates, employees, agents, representatives and officers abide by the provisions of this Agreement. The Parties hereto, and each of them, further represent and declare that they have carefully read this Agreement and know the contents thereof and sign the same freely and voluntarily, and each of the Parties hereto have been given the opportunity to confer with counsel.

Section 5.2
Delegation. Consultant shall not, without Company’s prior consent (which consent Company may withhold in its sole discretion) subcontract or delegate, or enter into, amend or modify any subcontract for the delegation or performance of, any part of its obligations under this Agreement. Without limitation on the foregoing, and notwithstanding any Company consent thereto, Consultant shall remain fully responsible to Company for the performance of any services rendered by any subcontractor personnel, as if such subcontractor or subcontractor personnel were Consultant or Consultant personnel hereunder.

Section 5.3
Force Majeure. Both Parties shall be excused from performance under this Agreement for any period to the extent that a party is prevented from performing any obligation, in whole or in part, as a result of causes beyond its reasonable control and without its negligent or willful misconduct, including without limitation, acts of God, natural disasters, war or other hostilities, labor disputes, civil disturbances, governmental acts, orders or regulations, third party nonperformance, or failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment.

Section 5.4
Waiver. No delay in exercising, no course of dealing with respect to, or no partial exercise of any right or remedy hereunder shall constitute a waiver of any other right or remedy, or future exercise thereof.

Section 5.5
Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, all terms, provisions, covenants, and conditions and all applications not held invalid, void, or unenforceable will continue in full force and will in no way be affected, impaired, or invalidated.

Section 5.6
Mediation; Governing Law; Venue. In the event of any dispute between the Company and Consultant, including any Third Party, arising under or pursuant to the terms of this Agreement, or any matter relating to the subject matter of the Agreement, such dispute shall be settled only by mediation in Orange County, California. The Parties agree that Orange County, California is the appropriate venue for all disputes. This Agreement shall be construed and governed under the laws of the State of California, without regard to its conflicts of law or choice of law provisions.

Section 5.7
Entire Agreement; Amendment. This Agreement constitutes the entire Agreement among the Parties with respect to the subject matter hereof and supersedes in all respects all prior proposals, negotiations, conversations, discussions and agreements between the Parties. This Agreement may not be modified or amended except by express written amendment signed by authorized representatives of all Parties.

Section 5.8
Successors & Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, personal representatives and successors and assigns.

Section 5.9
Headings. The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 5.10
Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either Party hereto (or by its successors), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

Section 5.11
Facsimile Certification. A facsimile copy of this Agreement signed by any and/or all Parties shall have the same binding and legal effect as an original of the same.

Section 5.12
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument. Regardless of whether this Agreement is executed in one or more counterparts, each such counterpart may be executed by actual or facsimile signature(s).

Section 5.13
Notices: Any notice, request, demand, instruction or other document to be given hereunder to any party shall be in writing and shall either be delivered personally or by U.S. Mail, or by electronic means, to the persons and entities listed at the addresses set forth below. Notice shall be deemed given when: (i) personally served; or (ii) three (3) business days following deposit with the United States Postal Service; or (iii) one (1) business day following transmission by facsimile or electronic mail if such facsimile transmission or electronic mail service provides a mechanism for recording the date and time of transmission in the ordinary course.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties hereto, through their duly authorized officers, have executed this Agreement, which shall be binding as of the Effective Date.

EZ CLONE ENTERPRISES, INC. (“COMPANY”) /s/ William Blackburn By: William Blackburn Title: Chief Executive Officer	CONSULTANT WILLIAM BLACKBURN /s/ William Blackburn By: William Blackburn
Consultant Address for Notice: ________________________ ________________________

SCHEDULE A

DESCRIPTION OF SERVICES

Consultant shall perform the following services as pursuant to the terms of this Agreement and at all times in accordance with the guidance and direction of the Company’s Board of Directors and Consultant’s direct report and other such services as may be reasonably requested by the board of directors of the Company from time to time.

Consultant shall:
1.
_________________;
2.
_________________; and,
3.
_________________.

Consultant’s Direct Report: Marco Hegyi

Exhibit B

EZ-CLONE CONSULTING AGREEMENT

THIS EZ–CLONE CONSULTING AGREEMENT (the "Agreement") is entered into as of October 10, 2018, (the "Effective Date") by and between Brad Mickelsen (hereinafter be referred to as "Consultant"), and EZ CLONE ENTERPRISES, INC., a California corporation (the "Company"). Consultant and Company are occasionally referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, the Company is in the business of hydroponic and indoor gardening, including, but not limited to, the design, creation and manufacturing of a commercial product line for commercial growers and large-scale agriculture producers (the "Business").

WHEREAS, concurrent herewith, the Consultant and Company close the sale of a majority of the Company's common stock to GrowLife, Inc., pursuant to that certain Purchase and Sale Agreement, dated October 15, 2018, incorporated herein by reference (the "Purchase Agreement").

WHEREAS, the Consultant, having been an owner and operator of the Company since inception and having extensive experience conducting the operations of the Business, as set forth in the attached Schedule A, incorporated herein by reference (collectively referred to as the "Services"), is willing and able to perform such Services for the Company;

WHEREAS, in accordance with the Purchase Agreement and this Agreement, the Company desires to have Consultant provide Services to the Company on the terms and conditions set forth herein.

WHEREAS, the Parties mutually agree that this Agreement supersedes and replaces any prior agreements, whether written or verbal, entered into by and between the Consultant and the Company.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the sufficiency of which are hereby acknowledged, Consultant and Company agree as follows:

SECTION 1
SERVICES

1.1
Scope of Services. Consultant agrees to Perform Services for the Company. Consultant shall perform Services pursuant to this Agreement, which does not conflict with any other contract or other obligation by which Consultant is bound. The Company acknowledges that the Consultant is in the business of providing Services contemplated by this Agreement. Consultant agrees to perform Services for the Company subject to the highest professional standards of one skilled (with like education, credentials, and experience) in the Consultant's industry. Consultant shall:

e.
Use best efforts to promote the interests of the Company; and

f.
Answer operational questions from time-to-time drawing from Consultant's operational experience and reasonably consistent with Consultant’s previous position and expertise;

1.2
Independent Contractor Relationship Between the Parties. The Parties acknowledge and agree that this Agreement does not create any agency relationship nor any Partnership, Joint Venture, or Tenancy in Common. Consultant is an independent contractor with respect to the performance of Services and shall not be deemed to be an agent, employee, personnel, joint ventured or partner of the Company for any purpose. All persons hired by or on behalf of the Consultant, are and shall be considered the employees or agents of Consultant. Consultant assumes sole and full responsibility for their acts. Consultant shall at all times during this Agreement maintain such supervision. In consideration of the independent contractor relationship, the Parties warrant as follows:

j.
The Consultant is not required to perform work exclusively for the Company;

k.
The Company shall pay Consultant in the name appearing above; and

l.
The Company shall not

a.
provide Consultant with any business registrations or licenses required to perform the Services contemplated by this Agreement.

b.
pay Consultant a salary or hourly rate, the Consulting Fee shall be for a fixed amount.

c.
terminate Consultant before the expiration of the Term, unless the Consultant breaches this Agreement or violates the laws of the State of California.

d.
provide tools to Consultant.

e.
dictate the time of performance to Consultant.

f.
combine business operations with Consultant and shall maintain these operations separately.

Consultant expressly acknowledges and agrees that (i) Consultant will not be entitled to or eligible for any employee benefit programs offered by Company, (ii) Company will not withhold and remit any employment and/or payroll taxes on behalf of Consultant, and (iii) Consultant is solely responsible for the payment of all of Consultant's federal, state and/or local income or any other taxes ("Taxes"). Consultant represents and covenants that it shall Taxes payable by Consultant in accordance with the consideration provided to Consultant under this Agreement.

The Parties agree to indemnify defend, protect, save and keep each other harmless from and against any and all losses, actions, liabilities, claims, damages, assessments, costs and/or expenses relating to and/or arising from or in connection with the breach of the representations and covenants of this Agreement.

1.3
Ownership of Intellectual Property Arising from the Services. The Parties acknowledge and agree that all creative work (including but not limited to business and financial models, inventions, discoveries, improvements, developments, processes, drawings, computer software or other intellectual property and other work which may be protectable by copyright, patent or trade secrecy law)Consultant performs for the Company shall be considered to be "work for hire" and that all ownership and rights to such "work for hire" shall become the property of the Company. Consultant does hereby assign all its rights in and to such "work for hire" to the Company. Consultant will not assert any rights to any confidential or proprietary information or material, nor will Consultant directly or indirectly, except as required in the performance of Services to the Company, disseminate or disclose any such confidential or proprietary information. Further, any social media content and contacts, including "followers" or "friends, " acquired through accounts used or created on behalf of the Company by Consultant, including but not limited to email addresses, blogs, Twitter, Facebook, YouTube or other social media networks (collectively "Digital Assets"), shall be the property of the Company.

SECTION 2
COMPENSATION AND OTHER CONSIDERATION

2.1
Consulting Fee. As full consideration for the performance of the Services, Company shall pay Consultant ten thousand even dollars ($10,000) per month payable on a monthly basis in arrears during the Term of this Agreement.

2.2
Consultant’s Expenses. Consultant shall be responsible for all expenses incurred by Consultant in connection with this Agreement, except for reasonable travel and other reasonable out-of-pocket expenses pre-approved in writing by the Company to be incurred (the "Expenses").

SECTION 3
TERM

3.1
Term and Expiration. This Agreement shall commence on the Effective Date for six (6) months from the First Closing Date and shall terminate on the Second Closing Date when delayed beyond six (6) months from the First Closing Date, as defined in the Purchase Agreement (the "Term").

SECTION 4
CONFIDENTIALITY, PROPRIETARY RIGHTS, NON-CIRCUMVENTION AND NON-DISPARAGEMENT

4.1
Non-Disclosure. Except as may be required by law, the Consultant shall not disclose any Confidential Information to persons not involved in the operation of the Company without the express written consent of the Company.

4.2
Confidential Property. The Parties stipulate that any information or work product provided by Consultant to Company or by Company to Consultant, whether written, communicated electronically, orally, or in any other form, is "Confidential" and/or "Proprietary", having independent economic value, and, as such, shall constitute the "Confidential Property" of Company subject to the terms and limitations set forth in this Agreement.

4.3
Return of Confidential Property. Upon Company’s request at the expiration of this Agreement, Consultant shall return all original and copies of Confidential Property whether in tangible form, written or otherwise, to Company or shall certify in writing to Company that such Confidential Property has been destroyed and/or purged from Consultant’s system and files.

4.4
Non-Circumvention. Consultant shall not: utilize any Confidential Information and all other information lawfully furnished or disclosed to Consultant by any Party to circumvent or compete with the Company or to cause any detriment, harm or injury to the Company, to the business of the Company, or any affiliates of the Company. Further, Consultant shall not engage in any activity which shall cause any detriment, harm or injury to the Company, to the business of the Company, or to the reputation of the Company or to permit any circumvention of or competition with the Company or the business of the Company.

4.5
Non-Disparagement. The Parties shall not, in any written or oral communications with any party or through any medium, whether tangible, electronic, or otherwise, criticize, ridicule or make any statement which, directly or indirectly, disparages, causes harm to, or is derogatory of the other Party, its affiliates or any of their respective directors or senior officers. Consultant shall not express any negative opinions of the Company, the Company’s business or products, or any affiliates of the Company or their businesses or products. The provision shall be construed broadly and shall govern any statement, express or implied, made concerning the Company, the Company’s business and products, or affiliates of the Company.

SECTION 5
MISCELLANEOUS

5.1
Authority to Be Bound. The Parties to this Agreement represent they have the authority to enter into this Agreement. The promises made herein shall be binding upon all undersigned Parties, and are the joint and several obligations of the undersigned Parties. The Parties insure that their associates, affiliates, employees, agents, representatives and officers will abide by the provisions of this Agreement. Each of the Parties further represent and declare that they have carefully read this Agreement, understand the contents hereof, sign the same freely and voluntarily, and have been given the opportunity to confer with counsel of their choice.

5.2
Delegation. Consultant shall not, without Company's prior consent (which consent Company may withhold in its sole discretion) subcontract, delegate, enter into, amend, modify or subcontract for the delegation or performance of, any part of its obligations under this Agreement. Without limiting the foregoing, and notwithstanding Company's consent hereto, Consultant shall remain fully responsible to Company for the performance of any Services rendered by any subcontractor or subcontractor personnel, as if such subcontractor or subcontractor personnel were Consultant or Consultant personnel hereunder.

5.3
Force Majeure. The Performance of both Parties shall be excused to the extent that any Party is prevented from performing any obligation, in whole or in part, for any period by causes beyond its reasonable control and without its negligent or willful misconduct, including without limitation, acts of God, natural disasters, war or other hostilities, labor disputes, civil disturbances, governmental acts, orders or regulations, third party nonperformance, or failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment.

5.4
Waiver. No delay in exercising, no course of dealing with respect to, or no partial exercise of any right or remedy hereunder shall constitute a waiver of any other right or remedy, or future exercise thereof.

5.5
Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, all terms, provisions, covenants, and conditions and all applications not held invalid, void, or unenforceable will continue in full force and will in no way be affected, impaired, or invalidated.

5.6
Mediation; Governing Law; Venue. In the event of any dispute between the Company and Consultant, including any Third Party, arising under or pursuant to the terms of this Agreement, or any matter relating to the subject matter of the Agreement, such dispute shall be settled only by mediation in Orange County, California. The Parties agree that Orange County, California is the appropriate venue for all disputes. This Agreement shall be construed and governed under the laws of the State of California, without regard to its conflicts of law or choice of law provisions.

5.7
Entire Agreement; Amendment. This constitutes the entire Agreement among the Parties with respect to the subject matter hereof and supersedes in all respects all prior proposals, negotiations, conversations, discussions and agreements between the Parties. This Agreement may not be modified or amended except by express written amendment signed by authorized representatives of all Parties.

5.8
Successors & Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, personal representatives and successors and assigns.

5.9
Headings. The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

5.10
Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either Party hereto (or by its successors), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

5.11
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument. Regardless of whether this Agreement is executed in one or more counterparts, each such counterpart may be executed by actual or facsimile signature(s). A facsimile copy of this Agreement signed by any and/or all Parties shall have the same binding and legal effect as an original of the same.

5.12
Notices: Any notice, request, demand, instruction or other document to be given hereunder to any party shall be in writing and shall either be delivered personally or by U.S. Mail, or by electronic means, to the persons and entities listed at the addresses set forth below. Notice shall be deemed given when: (i) personally served; or (ii) three (3) business days following deposit with the United States Postal Service; or (iii) one (1) business day following transmission by facsimile or electronic mail if such facsimile transmission or electronic mail service provides a mechanism for recording the date and time of transmission in the ordinary course.

5.13
Definitions. Any terms not herein defined shall have the same meaning as set forth in the Purchase Agreement.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties hereto, through their duly authorized officers, have executed this Agreement, which shall be binding as of the Effective Date.

EZ CLONE ENTERPRISES, INC. (“COMPANY”) /s/ Billy Blackburn By: William Blackburn Title: Chief Executive Officer	CONSULTANT BRAD MICKELSEN /s/ Brad Michelsen By: Brad Mickelsen
Consultant Address for Notice: ________________________ ________________________

SCHEDULE A
DESCRIPTION OF SERVICES

Consultant shall perform the following services pursuant to the terms of this Agreement and at all times in accordance with the guidance and direction of the Company’s Board of Directors and Consultant’s direct report and other such services as may be reasonably requested by the board of directors of the Company from time to time:

Consultant is not expected to participate in the day-to-day operations of the Company during the term of this agreement. Consultant’s specific duties under this Agreement shall be limited to assisting the Company from time-to-time by answering operational questions where Consultant’s knowledge and experience would benefit the Company.